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Exhibit 12.1

SIMON PROPERTY GROUP, INC (SPG) AND
SRC REALTY CONSULTANTS, INC. (SRC) COMBINED
Computation of Combined Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
(in thousands)

	SPG and SRC		SPG AND SRC			Simon DeBartolo Group, Inc.
	For the six months ended June 30,		For the year ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Earnings:
Income before extraordinary items	$145,661	$166,994	$393,696	$361,666	$272,349	$220,434	$134,663
Add:
Minority interest in income of majority owned subsidiaries	5,231	4,717	10,370	10,719	7,335	5,270	4,300
Distributed income from unconsolidated entities	25,490	22,459	45,948	30,169	29,903	15,619	5,538
Amortization of capitalized interest	782	606	1,323	724	380	0	0
Fixed Charges	377,334	381,978	776,347	692,984	499,645	322,685	210,913
Less:
Income from unconsolidated entities	(17,337)	(20,244)	(52,921)	(51,140)	(22,293)	(8,690)	(4,060)
Interest capitalization	(5,863)	(10,393)	(20,108)	(24,377)	(13,792)	(11,932)	(5,831)
Preferred distributions of consolidated subsidiaries	(20,415)	(20,302)	(40,602)	(32,252)	(7,816)	0	0

Earnings	$510,883	$525,815	$1,114,053	$988,493	$765,302	$543,386	$345,523

Fixed Charges:
Portion of rents representative of the interest factor	2,435	2,460	5,078	4,913	4,831	3,732	2,900
Interest on indebtedness (including amortization of debt expense)	348,621	348,823	710,559	631,442	473,206	307,021	202,182
Interest capitalized	5,863	10,393	20,108	24,377	13,792	11,932	5,831
Preferred distributions of consolidated subsidiaries	20,415	20,302	40,602	32,252	7,816	0	0

Fixed Charges	$377,334	$381,978	$776,347	$692,984	$499,645	$322,685	$210,913

Preferred Stock Dividends	18,362	18,438	36,808	37,071	33,655	29,248	12,694

Fixed Charges and Preferred Stock Dividends	$395,696	$400,416	$813,155	$730,055	$533,300	$351,933	$223,607

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.29	1.31	1.37	1.35	1.44	1.54	1.55

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SIMON PROPERTY GROUP, INC (SPG) AND SRC REALTY CONSULTANTS, INC. (SRC) COMBINED Computation of Combined Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (in thousands)